Exhibit 99.1

WAUSAU PAPER REPORTS

THIRD-QUARTER 2015 RESULTS

MOSINEE, WI – November 5, 2015 – Wausau Paper (NYSE:WPP) today announced financial and operating results for the three- and nine-month periods ended September 30, 2015.

Third-Quarter Summary

Financial Results

•

Third-quarter adjusted EBITDA from continuing operations in 2015 was $16.9 million compared with adjusted EBITDA of $13.8 million in 2014.

•

On a reported basis, net earnings from continuing operations were $1.7 million, or $0.03 per share, in the third quarter of 2015 compared with a prior-year third-quarter net loss from continuing operations of $9.2 million, or $0.18 per share.

Case Volume Growth

•

Third-quarter case shipment volume increased 1.6 percent in 2015 compared with the same period in 2014 and represented an all-time shipment record for any quarter.

•

Strategic product shipments - those products sold in conjunction with proprietary dispensing systems or produced from premium substrates - comprised slightly more than 50 percent of third-quarter 2015 sales, a more than 1 percentage point increase over the strategic product component of shipment mix in the prior-year quarterly period.

The improved margin of both strategic and support products shipped in 2015 contributed to a 3.3 percentage point improvement in adjusted EBITDA margin of 17.7 percent as compared with 14.4 percent for the third quarter of 2014.

Michael C. Burandt, CEO, commented, “Our quarterly results continue to reflect the above-market demand growth of our premium product lines, as the positive market response to these differentiated products continues to drive mix enhancement and higher margins. We remain very pleased with the systematic improvement being driven throughout our business as a result of our Margin Enhancement Initiative (“MEI”). During the year, we have eliminated 73 SKU’s from our product offering and have realized continuous improvement in our manufacturing, converting and distribution operations. Combined, these efforts, as well as others, have resulted in a third quarter gross profit margin of 19.9 percent, a nearly 4 percentage point improvement over the prior year’s gross profit margin.”

Mr. Burandt added, “In mid-October, we announced to all stakeholders our Board’s acceptance of the offer by SCA Americas, Inc. to acquire Wausau Paper. This transaction is a testament to our talented employees and the strong, focused company they have helped to create. Further, our customers will benefit from expanded products and services that the combined company will provide.”

Outlook for remainder of 2015

Commenting on the balance of 2015, Mr. Burandt, said, “Our teams remain focused on delivering the significant performance benefits we have realized from MEI through the first nine months of 2015. Further benefit from these activities along with the market’s continuing favorable response to our premium products and the resulting strategic mix and adjusted EBITDA margin improvement is expected. While not reflecting the impact of potential fourth-quarter costs we’ll incur with respect to the transaction, full-year adjusted EBITDA guidance laid forth earlier this year of $60 to $63 million, continues to express our expectations of the underlying business.”

2015 Third-Quarter and Nine-Month Results

Continuing Operations

The following third-quarter and nine-month discussion, as well as the financial highlights and other information summarized in the preceding discussion, contain comparisons of financial elements including EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings (loss) and adjusted net earnings (loss) per share. These financial elements are not measurements of our performance under generally accepted accounting principles (GAAP) and should not be considered an alternative to net earnings (loss) or any other performance measures derived in accordance with GAAP. Additionally, the non-GAAP measures presented may not be the same as similar measures used by other companies. The Company believes that the presentation of select non-GAAP measures provides a useful analysis of ongoing operating trends. Please refer to the attached Reconciliation of Non-GAAP Financial Measures.

Third-quarter net sales, reflecting some pressure from SKU rationalization programs, were $95.4 million, flat compared with the third quarter of 2014. On a year-to-date basis, net sales rose approximately 3.2 percent to $270.5 million compared to $262.1 million in 2014. Higher net sales in the year-to-date period were driven primarily by case shipment volume growth of 3.4 percent. Average net selling price for the comparable quarter and nine-month periods declined slightly as actual selling price improvement was more than offset by the unfavorable impact of the Canadian exchange rate.

The following table provides a reconciliation of EBITDA(1) to adjusted EBITDA for both the three- and nine-month periods ended September 30:

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
EBITDA	$15.8	$12.6	$47.8	$25.0
Credit for contract at former manufacturing facility			(7.4)
Expense related to strategic alternatives review	1.1		1.1
Expense related to severance benefit of former CEO				1.4
Expense related to change in control provisions				1.6
Expense related to proxy settlement charges		1.2		1.2
Defined benefit retirement plan settlement charges		0.1		0.1
Adjusted EBITDA	$16.9	$13.8	$41.5	$29.3

Adjusted EBITDA margin	17.7%	14.4%	15.3%	11.2%

Note: Totals may not foot due to rounding differences

(1)

 See also the attached reconciliation of Non-GAAP Financial Measures to the most directly comparable GAAP measure.

Year-over-year improvements in adjusted EBITDA and adjusted EBITDA margins in both the third quarter and first nine-month periods of 2015 were driven by the improved quality of mix and volume of products sold, as well as continued operational improvement.

Excluding the after-tax impact of the special items, third quarter adjusted net earnings were $2.4 million, or $0.05 per share, in 2015, compared to adjusted net earnings of $0.6 million, or $0.01 per share, in the third quarter of 2014. On a reported basis, third quarter after-tax net earnings were $1.7 million, or $0.03 per share, in 2015 compared to an after-tax net loss of $9.2 million, or $0.18 per share, in the year-ago period.

The first nine months of 2015 and 2014, excluding special items, resulted in after-tax adjusted net earnings of $0.4 million, or $0.01 per share, and an after-tax adjusted net loss of $5.6 million, or $0.11 per share, respectively. On a reported basis, after-tax net earnings for the first nine months of 2015 were $4.4 million, or $0.09 per share, compared to an after-tax net loss of $17.3 million, or $0.35 per share, for the first nine months of 2014.

About Wausau Paper:

Wausau Paper produces and markets a complete line of away-from-home towel and tissue products, as well as soap and dispensing systems. The Company is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995:

The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, risks and uncertainties associated with our recently announced merger transaction involving SCA Americas, Inc., and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2014.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #

INVESTOR AND MEDIA CONTACT:

Perry Grueber

Director Investor Relations

Email:   pgrueber@wausaupaper.com

Phone: 715.692.2056

Wausau Paper Corp.

Quarter Ended September 30, 2015

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Nine Months
of Operations (Unaudited) (Note 1)	Ended September 30,		Ended September 30,
	2015	2014	2015	2014

Net sales	$95,446	$95,423	$270,521	$262,144
Cost of sales	76,470	80,013	221,258	226,965
Gross profit	18,976	15,410	49,263	35,179
Selling & administrative expenses	13,540	13,041	32,643	40,966
Operating profit (loss)	5,436	2,369	16,620	(5,787)
Interest expense	(3,258)	(2,894)	(9,774)	(7,473)
Loss on early extinguishment of debt	–	(14,350)	–	(14,350)
Other (expense) earnings, net	(17)	(14)	(31)	(11)
Earnings (loss) from continuing operations before income taxes	2,161	(14,889)	6,815	(27,621)
Provision (credit) for income taxes	456	(5,734)	2,453	(10,299)
Earnings (loss) from continuing operations	1,705	(9,155)	4,362	(17,322)
Loss from discontinued operations, net of taxes	(105)	(321)	(229)	(882)
Net earnings (loss)	$ 1,600	$ (9,476)	$ 4,133	$(18,204)

Net earnings (loss) per share (basic and diluted):
Continuing operations	$ 0.03	$ (0.18)	$ 0.09	$ (0.35)
Discontinued operations	(0.00)	(0.01)	(0.00)	(0.02)
Net earnings (loss) per share*	$ 0.03	$ (0.19)	$ 0.08	$ (0.36)

Weighted average shares outstanding-basic	50,376	50,433	50,383	50,099
Weighted average shares outstanding-diluted	50,378	50,433	50,408	50,099

* Totals may not foot due to rounding differences.

Condensed Consolidated Balance Sheets (Unaudited) (Note 1)	September 30,	December 31,
	2015	2014

Current assets	$ 75,133	$ 72,489
Property, plant, and equipment, net	277,417	289,840
Other assets	94,964	100,483
Assets of discontinued operations	1,044	1,050
Total Assets	$448,558	$463,862

Current liabilities	$63,218	$ 70,140
Long-term debt	169,579	170,868
Other liabilities	83,135	92,551
Liabilities of discontinued operations	2,757	2,791
Stockholders’ equity	129,869	127,512
Total Liabilities and Stockholders’ Equity	$448,558	$463,862

Condensed Consolidated Statements of Cash Flows (Unaudited) (Note 1)	Nine Months
	Ended September 30,
	2015	2014
Cash flows from operating activities:
Net earnings (loss)	$ 4,133	$(18,204)
Provision for depreciation, depletion, and amortization	31,168	30,788
Gain on sale of assets	(698)	(227)
Loss on early extinguishment of debt	–	14,350
Non-cash inventory, spare parts and other writedowns	69	211
Deferred income taxes	2,875	(10,628)
Other non-cash items	2,126	2,588
Changes in operating assets and liabilities:
Receivables	(6,412)	3,808
Inventories	4,353	4,957
Other assets	(13,133)	(17,130)
Accounts payable and other	(12,510)	(20,619)
Net cash provided by (used in) operating activities	11,971	(10,106)

Cash flows from investing activities:
Capital expenditures	(6,622)	(12,831)
Proceeds from sale of assets	1,019	7,056
Net cash used in investing activities	(5,603)	(5,775)

Cash flows from financing activities:
Payments of debt issuance costs	–	(3,544)
Payments of premium on early extinguishment of debt	–	(13,833)
Borrowings under credit agreements	11,500	171,500
Payments under credit agreements	(13,227)	(150,437)
Proceeds from stock option exercises	–	1,450
Dividends paid	(4,505)	(4,482)
Net cash (used in) provided by financing activities	(6,232)	654

Net increase (decrease) in cash and cash equivalents	136	(15,227)
Cash and cash equivalents beginning of period	2,675	19,594

Cash and cash equivalents, end of period	$ 2,811	$ 4,367

Note 1.  Basis of Presentation – Balance sheet amounts at September 30, 2015, are unaudited.  The December 31, 2014, balance sheet amounts are derived from audited financial statements.  The statements of cash flows for nine months ended September 30, 2015 and September 30, 2014 are unaudited and have not been adjusted to separately disclose cash flows related to discontinued operations.  See Note 3 for additional discussion of Discontinued Operations.

Note 2.  Non-recurring Items, Continuing Operations – Included within selling and administrative expenses during the three and nine months ended September 30, 2015, the Company recognized expenses of approximately $1.1 million, net of tax, related to a review of various strategic alternatives for the Company. Also, in the nine months ended September 30, 2015, we realized credits of $4.7 million, net of tax, associated with a rate adjustment and capacity release on a contract obligation for a former manufacturing facility.  During the nine months ended September 30, 2014, the Company recognized expenses of approximately $1.0 million, net of tax, related to severance benefits for its former chief executive officer. Further, effective with the departure of two members of its Board of Directors, a change in control event as defined within provisions of the equity compensation plans and related grants occurred resulting in the satisfaction of conditions to vesting under certain awards and recognitions of approximately $0.9 million, net of tax, of expense. During the three and nine months ended September 30, 2014, the company also paid $0.7 million, net of tax, in proxy settlement charges.

On July 30, 2014, the Company prepaid the existing $150 million of outstanding obligations with various maturities under its note purchase and private-shelf agreement utilizing proceeds received under a $175 million secured term loan facility that matures in July 2020. Also, on July 30, 2014, we terminated the $80 million revolving credit agreement expiring June 2015, and entered into a $50 million secured revolving credit facility that matures in July 2019. In addition to the prepayment of the outstanding note purchase and private-shelf obligations, net proceeds of $171.5 million under the term loan facility were used to pay $9.0 million, net of tax, in accrued interest and make-whole payments to the note holders and $3.4 million of transaction related-fees and expenses. The remainder of the net proceeds was used for general corporate purposes.

Note 3.  Discontinued Operations, Net of Tax – We determined that the sale of the specialty paper business and closure of the Brainerd mill met the criteria for discontinued operations presentation as established in Accounting Standards Codification Subtopic 205-20, "Discontinued Operations." The results of operations of the specialty paper business and Brainerd mill have been reported as discontinued operations in the Condensed Consolidated Statements of Operations for all periods presented.  The corresponding assets and liabilities of the discontinued operations have been reclassified in accordance with authoritative literature on discontinued operations for all periods presented.

Discontinued operations expenses related to severance and benefits, contract termination costs, and other associated closure costs for the three months ended September 30, 2015, and September 30, 2014, totaled $0.1 million and $0.6 million, respectively.  For the nine months ended September 30, 2015 and September 30, 2014, these expenses were $0.8 million and $1.1 million, respectively.  No significant additional closure charges are anticipated.   In June 2014, we sold a portion of the group of assets held for sale associated with Brainerd and realized proceeds on the sale of $2.6 million.  In August 2014, we sold the remaining group of assets associated with Brainerd and realized proceeds on the sale of $4.4 million.  In the nine months ending September 30, 2014, total proceeds realized on the sale of the Brainerd assets held for sale were approximately $7.0 million.  There was a gain of $0.3 million recognized in the three months ended September 30, 2014, on the disposal of the Brainerd asset group.

During the nine months ended September 30, 2015, land assets of the specialty paper business of less than $0.1 million, excluded from the June 2013 transaction, were sold.  During the nine months ended September 30, 2015 we recognized a gain of $0.6 million and generated proceeds of $0.9 million on these transactions. There were no similar transactions for the nine months ended September 30, 2014. No significant additional sales are anticipated.

Note 4.  Supplemental Information for Continuing Operations

(In thousands, except ton data)	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2015	2014	2015	2014

Depreciation and amortization (unaudited)	$10,339	$10,193	$ 31,168	$ 30,788

Tons sold (unaudited)	47,301	48,391	135,300	136,469

Cases shipped (unaudited)	4,606	4,532	13,152	12,722

Note 5.

Reconciliation of Non-GAAP Financial Measures (unaudited):

The following tables set forth certain non-U.S. generally accepted accounting principles ("GAAP") financial metrics.  Management believes that the financial metrics presented are frequently used by investors and provide a useful analysis of ongoing operating trends.  These metrics are presented as a complement to enhance the understanding of operating  results but are not a substitute for GAAP results.  The totals in the tables may not foot due to rounding differences.

	Three Months Ended	Three Months Ended
	September 30, 2015	September 30, 2014
(in thousands)	Consolidated	Consolidated

Net earnings (loss)	$ 1,600	$(9,476)
Loss from discontinued operations, net of tax	105	321
Provision (credit) for income taxes	456	(5,734)
Loss on early extinguishment of debt	–	14,350
Interest expense and other, net	3,275	2,908
Operating profit	5,436	2,369
Depreciation, depletion, and amortization	10,339	10,193
EBITDA	$15,775	$12,562

Net sales	$95,446	$95,423
EBITDA margin	16.5%	13.2%

EBITDA	$15,775	$12,562
Expense related to strategic alternatives review	1,081	–
Expense related to proxy settlement charge	–	1,150
Defined benefit retirement plan settlement charges	–	61
Adjusted EBITDA	$16,856	$13,773

Net sales	$95,446	$95,423
Adjusted EBITDA margin	17.7%	14.4%

Adjusted EBITDA	$16,856	$13,773
Depreciation, depletion, and amortization	10,339	10,193
Adjusted operating profit	$6,517	$3,580

	Nine Months Ended	Nine Months Ended
	September 30, 2015	September 30, 2014
(in thousands)	Consolidated	Consolidated

Net earnings (loss)	$ 4,133	$ (18,204)
Loss from discontinued operations, net of tax	229	882
Provision (credit) for income taxes	2,453	(10,299)
Loss on early extinguishment of debt	–	14,350
Interest expense and other, net	9,805	7,484
Operating profit (loss)	16,620	(5,787)
Depreciation, depletion, and amortization	31,168	30,788
EBITDA	$ 47,788	$ 25,001

Net sales	$270,521	$262,144
EBITDA margin	17.7%	9.5%

EBITDA	$47,788	$ 25,001
Credit for contract at former manufacturing facility	(7,403)	–
Expense related to strategic alternatives review	1,081	–
Expense related to change in control provisions	–	1,432
Expense related to severance benefit of former CEO	–	1,642
Expense related to proxy settlement charge	–	1,150
Defined benefit retirement plan settlement charges	–	61
Adjusted EBITDA	$ 41,466	$ 29,286

Net sales	$270,521	$262,144
Adjusted EBITDA margin	15.3%	11.2%

Adjusted EBITDA	$ 41,466	$ 29,286
Depreciation, depletion, and amortization	31,168	30,788
Adjusted operating profit (loss)	$ 10,298	$ (1,502)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2015	2014	2015	2014

Net earnings (loss)	$1,600	$(9,476)	$4,133	$(18,204)
Loss from discontinued operations, net of taxes	105	321	229	882
Credit for contract at former manufacturing facility, net of tax	–	–	(4,664)	–
Expense related to strategic alternatives review, net of tax	675	–	675	–
Loss on early extinguishment of debt, net of tax	–	9,040	–	9,040
Expense related to severance benefit of former CEO, net of tax	–	–	–	1,034
Expense related to change in control provisions, net of tax	–	–	–	902
Expense related to proxy settlement charge, net of tax	–	725	–	725
Defined benefit retirement plan settlement charges, net of tax	–	38	–	–
Adjusted net earnings (loss)	$2,380	$ 648	$ 373	$(5,620)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(all amounts in dollars per diluted share)	2015	2014	2015	2014

Net earnings (loss) per share	$ 0.03	$(0.19)	$ 0.08	$(0.36)
Loss from discontinued operations, net of taxes	0.00	0.01	0.00	0.02
Credit for contract at former manufacturing facility, net of tax	–	–	(0.09)	–
Expense related to strategic alternatives review, net of tax	0.01	–	0.01	–
Loss on early extinguishment of debt, net of tax	–	0.18	–	0.18
Expense related to severance benefit of former CEO, net of tax	–	–	–	0.02
Expense related to change in control provisions, net of tax	–	–	–	0.02
Expense related to proxy settlement charge, net of tax	–	0.01	–	0.01
Defined benefit retirement plan settlement charges, net of tax	–	–	–	–
Adjusted net earnings (loss) per share *	$ 0.05	$0.01	$0.01	$(0.11)

*  Totals may not foot due to rounding differences.